UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Cenntro Electric Group Limited
(Exact Name of Registrant as Specified in Charters)

Australia	001-38544	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

501 Okerson Road, Freehold, New Jersey 07728
(Address of Principal Executive Offices, and Zip Code)

(732) 820-6757
Registrant's Telephone Number, Including Area Code

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary Shares	CENN	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

As previously disclosed on our report on form 8-K dated October 27, 2023, on October 22, 2023, Mr. Christopher Thorne, a class I director of Cenntro Electric Group Limited ACN 619 054 938 (the “Company”), notified the board of directors of the Company (the “Board”) of his intention to resign as a director and as a member of our nominating committee, audit committee and compensation committee, effective on October 23, 2023. On October 26, 2023, the nominating committee and compensation committee of the Board considered and recommended to the Board that it nominate Mr. Steven Markscheid for appointment as a Class I director with annual compensation of US$53,000 as the succeeding director to fill in the vacancy created by Mr. Chris Thorne’s resignation to serve until the 2024 annual general meeting of shareholders of the Company, and on October 30, 2023 the Board appointed Steven Markscheid to the Board to fill the resulting vacancy, effective October 30, 2023.

The Board determined that Mr. Markscheid is an independent director within the meaning of Nasdaq Listing Rule 5605(a)(2). The Board has also determined that Mr. Markscheid is “financially literate” and has “accounting or related financial management expertise” under the Nasdaq listing standards and is a “financial expert” as that term is defined by applicable SEC regulations.

The biographical information of the newly appointed director is set forth below:

Stephen Markscheid is the Managing Principal of Aerion Capital, a family office.  He serves as an independent non-executive director of six publicly listed companies: Fanhua, Inc., Jinko Solar Inc., Kingwisoft Technology Services Ltd., Monterey Capital Acquisition Corporation, Four Leaf Acquisition Corporation, and Tristar Acquisition Corporation.  Steve is also a trustee emeritus of Princeton-in-Asia.

From 1998-2006, Steve worked for GE Capital. During his time with GE, Steve led GE Capital's business development activities in China and Asia Pacific, primarily acquisitions and direct investments. Prior to GE, Steve worked with the Boston Consulting Group throughout Asia. Steve was a banker for ten years in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago. Steve began his career with the US-China Business Council, in Washington D.C. and Beijing.

Steve earned a BA in East Asian Studies from Princeton University in 1976, an MA in international affairs from Johns Hopkins University in 1980, and an MBA from Columbia University in 1991, where he was class valedictorian.  He lives in suburban Chicago with his wife and three children.

The Company believes Mr. Markscheid’s distinguished education, extensive international background, and corporate board experience in advising publicly listed companies makes him well suited to serve as a member of the Board.

There are no family relationships between Mr. Markscheid and any other employees or members of the Board of Directors of the Company. He has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Markscheid accepted an offer letter from the Company and agreed to receive annual compensation of $53,000. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibit 10.1.

Item 9.01	Exhibits.

Exhibit No.	Description
10.1	Director Offer Letter to Mr. Steven Markscheid
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2023

Cenntro Electric Group Limited

	By:	/s/ Peter Wang
	Name:	Peter Wang
	Title:	Chief Executive Officer